Exhibit 99.1

NEORX RECEIVES $10 MILLION

FROM INTELLECTUAL PROPERTY AGREEMENTS

Seattle, WA, April 21, 2003 - NeoRx Corporation (NASDAQ: NERX) today announced that it has entered into an agreement assigning to Boston Scientific Corporation (NYSE: BSX), certain NeoRx intellectual property.   In connection with the assignment, NeoRx received a $9 million cash payment.  Under a second agreement, NeoRx granted to Boston Scientific an exclusive license to use certain other NeoRx intellectual property, for which NeoRx received a one-time cash payment of $1 million. The intellectual property rights assigned and licensed to Boston Scientific consist of selected technologies that NeoRx does not consider strategic to its core business.

The intellectual property assigned to Boston Scientific includes a portfolio of NeoRx patents and patent applications in the cardiovascular field.  The exclusive license grants Boston Scientific the right to use, in certain medical device fields, a separate portfolio of NeoRx patents and patent applications resulting from a collaboration with University of Cambridge investigators.

“This substantial cash infusion comes at an opportune time for NeoRx and its Skeletal Targeted Radiotherapy (STR) clinical program.  In February, following completion of a phase II dosimetry study, we submitted to the FDA a complete data package and proposal for follow-on clinical studies for this product candidate. We anticipate a constructive dialogue with the FDA, with the aim of reaching agreement on a protocol for the next clinical studies,” said Jack L. Bowman, Executive Chairman of NeoRx.

NeoRx Corporation is a cancer therapeutics company developing products for targeted delivery of therapeutic agents including radiopharmaceuticals to tumor sites.

Boston Scientific Corporation is a worldwide developer, manufacturer and marketer of medical devices.  The Company’s products are used in a broad range of interventional medical specialties.

This release contains forward-looking statements relating to the development of NeoRx Corporation’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect NeoRx Corporation’s actual results include the conditions in the capital markets in general and in the life science capital markets specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products, and the risks and uncertainties described in NeoRx’s press releases and its current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. NeoRx Corporation undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com.

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.